UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THRESHOLD

PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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THRESHOLD PHARMACEUTICALS, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 16, 2007

The Annual Meeting of Stockholders of Threshold Pharmaceuticals, Inc., or the Company, will be held on May 16, 2007, at 12:00 p.m., local time, at the Company’s principal executive offices located at 1300 Seaport Boulevard, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class III directors to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 22, 2007 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Dr. Harold E. Selick

Chief Executive Officer

Redwood City, California

April 16, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

THRESHOLD PHARMACEUTICALS, INC.

1300 Seaport Boulevard

Redwood City, California 94063

(650) 474-8200

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Threshold Pharmaceuticals, Inc., a Delaware corporation, or the Company, is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company, or the Board, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 16, 2007, at 12:00 p.m., local time, at the Company’s principal executive offices located at 1300 Seaport Boulevard, Redwood City, California 94063 and at any adjournments or postponements thereof. These materials are being mailed to stockholders on or about April 16, 2007.

Only holders of the Company’s common stock as of the close of business on March 22, 2007, or the Record Date, are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 37,407,750 shares of common stock, par value $0.001 per share, outstanding and entitled to vote at the Annual Meeting. There are no statutory or contractual rights of appraisal or similar remedies available to stockholders in connection with any matter to be acted on at the Annual Meeting.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. Alternatively, stockholders may vote their shares on the Internet or by telephone by following the instructions on the proxy card. All proxy cards received by the Company which are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board listed on the proxy card and in this proxy statement and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, (i) the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors and (ii) the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any other matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

There are four different ways to vote your shares:

•	By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions at www.proxyvoting.com/thld.

•	By Telephone: You may submit a proxy or voting instructions by calling 1 (866) 540-5760 and following the instructions.

•	By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

•

In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 1300 Seaport Boulevard, Redwood City, California 94063 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting. A stockholder who hold shares of the Company in “street name” must contact their broker directly to revoke a proxy.

The proxy card accompanying this proxy statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS

The name, age and year in which the term expires of each member of the Board is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Bruce C. Cozadd (2)	43	Director	2007
David R. Hoffmann (1)(3)	62	Director	2007
George G.C. Parker, Ph.D. (2)	68	Director	2007
Michael F. Powell, Ph.D. (1) (3)	52	Director	2008
Harold E. Selick, Ph.D.	52	Chief Executive Officer and Director	2008
William A. Halter (3)	46	Director	2009
Wilfred E. Jaeger, M.D. (1)(2)	51	Director	2009

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

The Company’s Amended and Restated Certificate of Incorporation divides the Board into three classes, with staggered three-year terms. The Class III directors, whose terms expire at the Annual Meeting, are Mr. Bruce C. Cozadd, Mr. David R. Hoffmann and Dr. George G.C. Parker. The Class I directors, whose terms expire at the 2008 Annual Meeting, are Dr. Michael F. Powell and Dr. Harold E. Selick. The Class II directors, whose terms expire at the 2009 Annual Meeting, are Mr. William A. Halter and Dr. Wilfred E. Jaeger. Only one class of directors is elected at each annual meeting. The directors in the other classes continue to serve for the remainder of such class’ three-year term. Dr. Parker, who is a Class III director previously elected by the Company’s stockholders, and each of Mr. Cozadd and Mr. Hoffmann, who are Class III directors previously appointed by the Board, are nominees for re-election at the Annual Meeting. The nominating and governance committee recommended to the Board that Mr. Cozadd, Mr. Hoffmann and Dr. Parker be nominated for election to this class, each for a three-year term ending on the date of the 2010 Annual Meeting or until a successor is duly elected or appointed. Each nominee has consented to serve an additional three-year term.

NOMINEES AND CONTINUING DIRECTORS

The following individuals have been nominated for election to the Board at the Annual Meeting:

Bruce C. Cozadd has served as a member of the Board since December 2005. He has been the Executive Chairman of Jazz Pharmaceuticals, Inc. since its inception in 2003. Prior to co-founding Jazz Pharmaceuticals, Mr. Cozadd served in various executive management positions with ALZA Corporation from 1991 until its acquisition by Johnson & Johnson in 2001. At the time of the merger, Mr. Cozadd was serving as Executive Vice President and Chief Operating Officer of ALZA, with responsibility for research and development, manufacturing, and sales and marketing. Prior to joining ALZA, he was in the Corporate Finance Health Care group at Smith Barney, Harris Upham & Co. Inc. He serves on the board of directors of Cerus Corp., The Nueva School and Stanford Hospital and Clinics, and is also a member of the Stanford Molecular Imaging Advisory Board. He received his B.S. from Yale University and his M.B.A. from Stanford University.

David R. Hoffmann has served as a member of the Board since April 2007. Mr. Hoffmann is retired from ALZA Corporation (now a Johnson & Johnson company) where he held the positions of Vice President and Treasurer from 1992 to until his retirement in October 2002, Vice President of Finance from 1982 to 1992 and Director of Accounting/Finance from 1976 to 1982. Mr. Hoffmann is currently Chief Executive Officer of Hoffmann Associates, a multi-group company specializing in cruise travel and financial and benefit consulting, and a consultant of ALZA Corporation. He serves on the board of directors of DURECT Corporation. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado.

George G.C. Parker, Ph.D. has served as a member of the Board since October 2004. Dr. Parker is the Dean Witter Distinguished Professor of Finance (Emeritus) and Management and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. Dr. Parker joined the faculty at Stanford University in 1973. He serves on the board of directors of Continental Airlines, Inc., BGI Mutual Funds, Tejon Ranch Company and First Republic Bank. Dr. Parker received his B.A. from Haverford College and his M.B.A. and Ph.D. from Stanford University.

The following individuals will continue to serve on the Board after the Annual Meeting:

Michael F. Powell, Ph.D. has served as a member of the Board since 2001. He has been a Managing Director of Sofinnova Ventures, Inc., a venture capital firm, since 1997. Dr. Powell was Group Leader of Drug Delivery at Genentech, Inc. from 1990 to 1997. From 1987 to 1990, he was the Director of Product Development for Cytel Corporation, a biotechnology firm. He was recently an Adjunct Professor at the University of Kansas and an editorial board member of several pharmaceutical journals. Dr. Powell also serves on the board of directors of Anesiva Inc. and a number of private companies. He received his B.S. and Ph.D. from the University of Toronto and completed his post-doctorate work at the University of California.

Harold E. Selick, Ph.D. joined the Company as Chief Executive Officer in June 2002. Since June 2002, Dr. Selick has been a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax he held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, he co-invented the technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax® (daclizumab), which was developed and commercialized by Roche for treating kidney transplant rejection. Dr. Selick received his B.S. and Ph.D. from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

William A. Halter has served as a member of the Board since October 2004. Mr. Halter is the Lieutenant Governor of the State of Arkansas. Mr. Halter has been a business consultant providing services to corporate enterprises since 2001. Mr. Halter was Acting Commissioner and Deputy Commissioner of the Social Security Administration from 1999 to 2001. From 1993 to 1999, Mr. Halter served as Senior Advisor of the Office of Management and Budget in the Executive Office of the President of the United States. Mr. Halter also served as Economist for the Joint Economic Committee of Congress and as Chief Economist for the U.S. Senate Committee on Finance. Prior to entering public service, he was an Associate at McKinsey and Company. Mr. Halter is a Trustee Emeritus of Stanford University where he chaired the Academic Policy Committee and serves on the Humanities and Sciences Council. Mr. Halter also served on the board of directors of Akamai Technologies, Inc., Intermune, Inc., webMethods, Inc. and Xenogen, Inc. Mr. Halter received his B.A. from Stanford University and his M.Phil. in Economics from Oxford University where he was a Rhodes Scholar.

Wilfred E. Jaeger, M.D. has served as a member of the Board since 2001. He has been a Partner of Three Arch Partners, a venture capital firm, since 1993. Dr. Jaeger serves on the board of directors of a number of private companies. Dr. Jaeger received his B.S. from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine and his M.B.A. from Stanford University.

There are no family relationships among any of the Company’s directors or executive officers.

DIRECTOR NOMINATION

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the nominating and governance committee, or the nominating committee, considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Global Market, and that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Global Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Company’s Bylaws and under the caption, “Stockholder Proposals for 2008 Annual Meeting” below.

Process for Identifying and Evaluating Nominees. The nominating committee believes the Company is well-served by its current directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, or if the Board desires to increase its size, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with additional members of the Board. Based on this input, the nominating committee will evaluate whether the committee should recommend to the Board that this candidate be elected to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2007 Annual Meeting. Dr. Parker is a nominee standing for re-election. Mr. Cozadd and Mr. Hoffmann are nominees who were each recommended for appointment to the Board by the nominating committee in 2005 and 2007, respectively.

BOARD MEETINGS AND COMMITTEES

The Board met eight times during fiscal year 2006. The audit committee met six times during fiscal year 2006, the compensation committee met four times during fiscal year 2006 and the nominating committee met one time during fiscal year 2006. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on either the audit, compensation or nominating committee attended at least 75% of each such committee’s meetings.

The Board has determined that the following directors are “independent” under the current rules of the Nasdaq Global Market: Mr. Cozadd, Mr. Halter, Mr. Hoffmann, Dr. Jaeger, Dr. Parker and Dr. Powell. Under applicable rules of Securities and Exchange Commission and the rules of the Nasdaq Global Market, the existence of certain “related party” transactions above certain thresholds between a director and the company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under rules of the Securities and Exchange Commission, the Board considered certain other relationships in making its independence determinations, including the fact that a relative of Dr. Michael F. Powell is a non-executive employee of the Company, and determined in each case that such other relationships did not impair the director’s ability to make exercise independent judgment on behalf of the Company.

The Board has standing (i) audit, (ii) compensation and (iii) nominating and governance committees, each of which has a written charter, copies of which can be found at www.thresholdpharm.com.

Audit Committee. The audit committee currently consists of Mr. Hoffmann (chair), Dr. Jaeger and Dr. Powell. The Board has determined that all members of the audit committee are independent directors under the rules of the Nasdaq Global Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Mr. Hoffmann qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. Although management has primary responsibility for the system of internal controls and the financial reporting process, the responsibilities of the audit committee include appointing and approving the compensation of the independent registered public accounting firm to conduct the annual audit of the Company’s accounts, reviewing and evaluating the scope and results of the annual audit, approving all professional services to be provided to the Company by its independent registered public accounting firm, meeting with management and the independent registered public accounting firm to discuss the Company’s financial statements and matters that may affect the Company’s financial statements, and approving all related party transactions.

Compensation Committee. The compensation committee currently consists of Dr. Jaeger (chair), Mr. Cozadd and Dr. Parker. The Board has determined that all members of the compensation committee are independent directors under the rules of the Nasdaq Global Market. The compensation committee develops and reviews compensation policies and practices applicable to executive officers, reviews and recommends goals for the Company’s Chief Executive Officer and evaluates his performance in light of these goals, reviews and evaluates goals and objectives for other officers, oversees and evaluates the Company’s equity incentive plans and reviews and approves the creation or amendment of the Company’s equity incentive plans.

Nominating and Governance Committee. The nominating committee currently consists of Mr. Halter (chair), Mr. Hoffmann and Dr. Powell. The Board has determined that all members of the nominating committee are independent directors under the rules of the Nasdaq Global Market. The nominating committee’s responsibilities include recommending to the Board nominees for possible election to the Board. Nominees for the Annual Meeting were recommended to the Board for nomination by the nominating committee and the Board subsequently approved these nominees at meetings of the Board on March 20, 2007 and on April 2, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Board or the compensation committee serves as a member of the Board or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or compensation committee.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on its website which includes key information about its corporate governance matters, including the Company’s Code of Ethics and charters for each of committees of the Board. If there were any amendment or waiver to the Company’s Code of Ethics, it would also be included on the corporate governance page. The corporate governance page can be found at www.thresholdpharm.com, by clicking first on “Investors,” then clicking on “Corporate Governance.”

The Company’s policies and practices reflect corporate governance initiatives that it believes are compliant with the listing requirements of the Nasdaq Global Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the Board members are independent of the Company under the rules of the Nasdaq Global Market;

•	All members of the key Board committees—the audit committee, the compensation committee and the nominating committee—are independent under the rules of the Nasdaq Global Market;

•	The independent members of the Board meet regularly outside the presence of management;

•

The Company has adopted a Code of Ethics that is monitored by management and that applies to all of its officers, directors and employees, including its principal executive officer and all members of its finance department, including its principal financial officer and its controller;

•	The charters of the Board committees establish their respective roles and responsibilities;

•	The Company’s audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters; and

•	The Company encourages all directors to attend annual meetings of stockholders. Six of our directors attended the Company’s 2006 Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Secretary, Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the audit committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the nominating committee.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s common stock as of March 31, 2007 or earlier date for information based on filings with the Securities and Exchange Commission by (a) each person known to the Company to own more than 5% of the outstanding shares of the common stock, (b) each Named Executive Officer identified in the compensation tables appearing later in this proxy statement, (c) each director of the Company, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the Securities and Exchange Commission or other information the Company believes to be reliable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Shares Beneficially Owned(2)
Stockholders owning more than 5%

Entities affiliated with Felix J. Baker and Julian C. Baker(3)	3,249,959	8.7%
667 Madison Avenue
New York, New York 10021

Entities affiliated with Three Arch Partners(4)	2,440,202	6.5%
3200 Alpine Road
Portola Valley, California 94028

Entities affiliated with Sutter Hill Ventures(5)	2,423,807	6.5%
755 Page Mill Road, Suite A-200
Palo Alto, California 94304-1005

Kevin C. Tang and entities affiliated with Tang Capital Partners(6)	4,337,500	11.6%
4401 Eastgate Mall
San Diego, California 92121

Entities affiliated with Perry Corp.(7)	3,698,118	9.9%
767 Fifth Avenue
New York, New York 10153

Directors and Executive Officers

Harold E. Selick, Ph.D.(8)	1,176,876	3.2%

Michael K. Brawer, M.D.(9)	72,621	*	%

Kevin R. Kaster, J.D.(10)	229,133	*	%

Cathleen P. Davis(11)	32,206	*	%

Alan B. Colowick, M.D., M.P.H.**	75,735	*	%

Michael S. Ostrach, J.D.**	—	—

Janet I. Swearson**	127,207	*	%

Bruce C. Cozadd (12)	8,888	*	%

David R. Hoffmann(13)	1,666	*	%

William A. Halter(14)	66,432	*	%

Wilfred E. Jaeger, M.D.(15)	2,470,202	6.6%

George G.C. Parker, Ph.D.(16)	66,432	*	%

Michael F. Powell, Ph.D.(17)	908,201	2.4%

All current directors and executive officers as a group (10 persons)(18)	5,032,657	13.5%

*	Less than 1%.

**	Indicates former executive officer. Beneficial ownership information for former executive officers is based on the most recent information made available to the Company by such former executive officer.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063.
(2)	Percentage ownership is based on 37,329,383 shares of the Company’s common stock outstanding as of March 31, 2007. Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2007. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.
(3)	Baker Biotech Fund I, L.P. is the holder of 815,508 shares, Baker Brokers Life Sciences, L.P. is the holder of 2,338,877 shares, 14159, L.P. is the holder of 69,865 shares and Baker/Tisch Investments, L.P. is the holder of 25,709 shares. By virtue of their ownership of entities that have the power to control the investment decisions of the foregoing limited partnerships, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of the shares owned by such entities and may be deemed to have shared voting and investment power for such shares.
(4)	Includes 2,440,202 shares held of record by Three Arch Partners III, L.P. and Three Arch Associates III, L.P. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch Management III, L.L.C., or TAM III, which is the general partner for Three Arch Partners III, L.P. and Three Arch Associates III, L.P. TAM III may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM III, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM III, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM III, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners III, L.P., Three Arch Associates III, L.P. and Three Arch Management III, L.L.C., except to the extent of his pecuniary interest therein.
(5)	Includes 23,762 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P., 60,170 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. and 2,339,875 shares held by Sutter Hill Ventures, a California limited partnership, over which a managing director of the general partner of the partnerships mentioned herein, shares voting and investment power with seven other managing directors of the general partner of the partnerships mentioned herein. The natural persons who have voting or investment power over the shares held of record by Sutter Hill Ventures are David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, Jeffrey W. Bird, David E. Sweet and James N. White.
(6)

Includes 3,987,500 held by Tang Capital Partners, L.P., a Delaware limited partnership, or TCP, of which Tang Capital Management, LLC, or TCM, is the general partner. TCM, as the general partner of TCP, may be deemed to beneficially hold the 3,987,500 shares held by TCP. Kevin C. Tang, as the manager of TCM, may be deemed to beneficially own 4,337,500 shares, including the 3,987,500 shares held by TCP, over which Mr. Tang shares voting and dispositive power with TCM and TCP, 28,300 shares owned by Mr. Tang’s Individual Retirement Account, over which Mr. Tang has sole voting and dispositive power, 186,000 shares held by Mr. Tang and Haeyoung K. Tang, Trustees of The Tang Family Trust dated 8/27/02, or TFT, over which Mr. Tang shares voting and dispositive power with Ms. Tang, 12,100 shares owned by the Individual Retirement Account for the benefit of Chang L. Kong, or the Chang IRA, and 11,600 shares owned by the Individual Retirement Account for the benefit of Chung W. Kong, or the Chung IRA, over each of which Mr. Tang may be deemed to have shared dispositive power over, 39,400 shares owned by Julian K. Tang under the Uniform Transfers to Minors Act, or UTMA, for which Mr. Tang serves as trustee and over which Mr. Tang has sole voting and dispositive power, 48,000 shares owned by Justin L. Tang under the UTMA, for which Mr. Tang serves as trustee and over which Mr. Tang has sole voting and dispositive power, 5,000 shares owned by Noa Y. Tang under the UTMA, for which Mr. Tang serves as trustee and over which Mr. Tang has sole voting and dispositive power, 18,700 shares owned by the Tang Advisors, LLC Profit Sharing Plan, for which Mr. Tang serves as trustee and is a participant and over which Mr. Tang has sole voting and dispositive power, and 900 shares owned by the Tang Advisors, LLC Profit Sharing Plan – FBO DR, for which Mr. Tang serves as trustee and over which Mr. Tang has sole voting and dispositive power. Mr. Tang disclaims beneficial ownership of all shares except to the extent of his pecuniary interest therein.
(7)	The natural person who has voting or investment power over the shares held of record by Perry Corp. is Richard C. Perry, the President and sole stockholder of Perry Corp.
(8)	Includes 125,236 shares which the Company has the right to repurchase as of the date that is 60 days after March 31, 2007 and 40,416 shares subject to options issued to Dr. Selick which are exercisable within 60 days of March 31, 2007. Includes 9,411 shares acquired by Dr. Selick under the 2004 Employee Stock Purchase Plan.
(9)	Includes 60,419 shares subject to options issued to Dr. Brawer which are exercisable within 60 days of March 31, 2007.
(10)	Includes 29,348 shares which the Company has the right to repurchase as of the date that is 60 days after March 31, 2007 and 13,124 shares subject to options issued to Mr. Kaster which are exercisable within 60 days of March 31, 2007. Includes 6,525 shares acquired by Mr. Kaster under the 2004 Employee Stock Purchase Plan.
(11)	Includes 23,357 shares subject to options issued to Ms. Davis which are exercisable within 60 days of March 31, 2007. Includes 2,682 shares acquired by Ms. Davis under the 2004 Employee Stock Purchase Plan.
(12)	Includes 8,888 shares subject to options issued to Mr. Cozadd which are exercisable within 60 days of March 31, 2007.
(13)	Includes 1,666 shares subject to options issued to Mr. Hoffmann which are exercisable within 60 days after March 31, 2007.
(14)	Includes 30,000 shares subject to options issued to Mr. Halter, all of which are exercisable within 60 days of March 31, 2007. Of the 36,432 shares owned by Mr. Halter, the Company has the right to repurchase 3,374 shares as of 60 days from March 31, 2007, which repurchase right lapses at the rate of 675 shares per month.
(15)	Includes 2,440,202 shares held of record by Three Arch Partners III, L.P. and Three Arch Associates III, L.P. Dr. Jaeger, who serves as a member of the Board, is a Managing Member of Three Arch Management III, L.L.C., or TAM III, which is the general partner for Three Arch Partners III, L.P. and Three Arch Associates III, L.P. TAM III may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM III, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM III, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM III, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners III, L.P., Three Arch Associates III, L.P. and Three Arch Management III, L.L.C., except to the extent of his pecuniary interest therein. Also included are 30,000 shares subject to options issued to Dr. Jaeger, which are exercisable within 60 days after March 31, 2007.
(16)	Includes 30,000 shares subject to options issued to Dr. Parker, all of which are exercisable within 60 days of March 31, 2007. Of the 36,432 shares owned by Dr. Parker, the Company has the right to repurchase 3,374 shares as of 60 days from March 31, 2007, which repurchase right lapses at the rate of 675 shares per month.
(17)	Includes 878,200 shares held of record by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP. The natural persons affiliated with Sofinnova Ventures, Inc. who has voting or investment power over the shares are Dr. Powell, a member of the Board and a Managing Member of Sofinnova Venture Partners, Alain L. Azan and James I. Healy. Dr. Powell disclaims beneficial ownership of the shares held by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP except to the extent of his pecuniary interest therein. Also included are 30,000 shares subject to options issued to Dr. Powell, all of which are exercisable within 60 days after March 31, 2007, and one share jointly owned by Dr. Powell and Tana B. Powell.
(18)	Total number of shares includes common stock held by entities affiliated with directors and executive officers, See footnotes 1 through 17 above. Total number of shares does not include shares held by Dr. Colowick, Mr. Ostrach or Ms. Swearson, each of whom resigned their respective positions with the Company during fiscal year 2006.

RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

Pursuant to the Company’s Code of Ethics and the Audit Committee Charter, our executive officers and directors must disclose transactions involving actual or apparent conflicts of interests, such as related party transactions, to the audit committee in writing and must obtain the audit committee’s approval prior to entering into any such transaction. In approving or rejecting any proposed transaction, the audit committee considers the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence.

Related Party Transactions and Business Relationships

In November 2004, the Company entered into a Development Agreement with MediBIC Co. Ltd. The Chief Operating Officer and a director of Anexus Pharmaceuticals, Inc., a subsidiary of MediBIC, is the wife of Dr. Harold E. Selick, the Company’s Chief Executive Officer and a member of the Board.

The Company’s Senior Director of Investor Relations, Denise Powell, an employee of the Company, is the sister of Dr. Michael F. Powell, a member of the Board and a member of the audit committee and the nominating committee. Ms. Powell’s annual salary is $159,000. In addition, in January 2005, Ms. Powell was granted an option to purchase 45,540 shares of the Company’s common stock, which vested as to 25% of the shares on January 13, 2006 and vest as to the remaining shares over the subsequent three years. In March 2006, Ms. Powell was granted an option to purchase 50,000 shares of the Company’s common stock, which vest monthly over four years beginning on January 1, 2006. In September 2006, Ms. Powell participated in the Company’s Option Exchange Program, as a result of which Ms. Powell exchanged her March 2006 option for an option to purchase an equal number of shares of the Company’s common stock granted on September 29, 2006 with an exercise price of $2.57. This option vests monthly such that it will be fully vested on the same date as the option for which it was exchanged would have been fully vested. In January 2007, Ms. Powell received an additional option to purchase 20,000 shares of the Company’s common stock, which option vests monthly over four years beginning January 24, 2007. In February 2006, Ms. Powell received a bonus of $12,000 and in January 2007, she received a bonus of $22,500.

In fiscal year 2006, the Company paid $381,752 to MedReviews, LLC for services rendered to the Company through July 2006 in connection with the planning of meetings with clinical advisors and investigators. MedReviews, LLC no longer provides these or other services to the Company. Dr. Michael K. Brawer, the Company’s Interim Chief Medical Officer, owns 42.5% of the outstanding securities of MedReviews, LLC.

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify each of the Company’s directors and officers to the fullest extent permitted by Delaware law. Further, the Company has entered into separate indemnification agreements with each of the Company’s directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, and the rules promulgated by the Securities and Exchange Commission, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership of the Company’s equity securities, and changes in that ownership, with the Securities and Exchange Commission. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from such persons that no other reports were required, the Company believes that, with the exception of the late filing by each of Messrs. Enright (a former member of the Board) and Halter and Drs. Jaeger, Parker and Powell of a Form 4 reflecting the automatic grant of stock options by the Company to each such director in May 2006, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities complied with all applicable filing requirements.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 2007, information about the Company’s executive officers.

Name	Age	Position(s)
Executive Officers
Harold E. Selick, Ph.D.	52	Chief Executive Officer and Director
Michael K. Brawer, M.D.	53	Interim Chief Medical Officer
Kevin R. Kaster, J.D.	47	Senior Vice President, Corporate Development
Cathleen P. Davis	53	Vice President, Finance and Controller

Biographical information for Dr. Selick is included above under the heading “Nominees and Continuing Directors.”

Michael K. Brawer, M.D. has served as the Company’s Interim Chief Medical Officer since November 2006. From March 2006 until November 2006, Dr. Brawer served as the Company’s Senior Medical Strategist and Urology Therapeutic Area Head. From April 2003 to March 2006, Dr. Brawer served as a consultant to the Company and a member of its Scientific Advisory Board. Dr. Brawer is a director of the Northwest Prostate Institute at Northwest Hospital in Seattle, Washington. Dr. Brawer received a B.A. from the University of California, Los Angeles and a M.D. from the University of California, Los Angeles. He completed his internship and residency training at the Stanford University School of Medicine.

Kevin R. Kaster, J.D. has served as Senior Vice President, Corporate Development since March 2007. Mr. Kaster serves the Company on a part-time basis. From October 2002 to March 2007, Mr. Kaster served as the Company’s Vice President, Intellectual Property. From August 1998, to October 2002, he served as the Vice President, Intellectual Property, to Kosan Biosciences Incorporated. Prior to that, Mr. Kaster held positions managing patent portfolios at Geron Corporation, Affymax, Inc. and Cetus Corporation. Mr. Kaster received his B.S. in Chemistry and Molecular Biology from Vanderbilt University and his J.D. from Indiana University School of Law.

Cathleen P. Davis has served as the Company’s Vice President, Finance and Controller since August 2006. Ms. Davis served as the Company’s Controller from July 2005 through August 2006. Prior to joining the Company, Ms. Davis served as Controller of Theravance Inc. from 2002 to 2005, and of ALZA Corporation from 1999 to 2002. Ms. Davis has been a Certified Public Accountant in California since 1993, and has a Bachelor of Science in Business Administration from California State University, Hayward.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The following Compensation Discussion and Analysis describes the compensation committee of our Board and discusses our compensation practices to date. The compensation committee has responsibility for establishing, implementing and continually monitoring the Company’s compensation practices in order to make sure the total compensation paid to the Company’s directors, executive officers and key employees is fair, reasonable and competitive.

The main responsibilities of the compensation committee are:

•

to develop and periodically review compensation policies and practices applicable to the Company’s executive officers, to review and recommend goals for the Company’s Chief Executive Officer and evaluate his or her performance in light of these goals;

•	to review, recommend and evaluate goals and objectives for other officers of the Company;

•

to review and evaluate any employment agreements, severance agreements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments thereto applicable to the Company’s executive officers and recommend the same for approval by the Board;

•	to oversee and evaluate incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate;

•	to review periodically the compensation and benefits offered to nonemployee directors and recommend changes to the Board as appropriate; and

•	to approve, subject to stockholder or Board approval as may be required, the creation or amendment of any incentive, equity-based and other compensatory plans.

The compensation committee operates under a written charter adopted by the Board on April 7, 2004. The charter also provides that the compensation committee may delegate such of its authority and responsibilities as the compensation committee deems proper to the members of the compensation committee or any subcommittee thereof. A copy of the charter can be found at www.thresholdpharm.com, by clicking first on “Investors,” then clicking on “Corporate Governance.”

Committee Members and Independence

The compensation committee currently consists of Dr. Jaeger (chair), Mr. Cozadd and Dr. Parker. The Board has determined that all members of the compensation committee are independent directors under the rules of the Nasdaq Global Market. No member of the Board or the compensation committee serves as a member of any board or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or compensation committee.

Compensation Philosophy and Objectives

The compensation committee designs the Company’s executive compensation practices with the following overall objectives in mind:

•	attract, retain and motivate key executive talent;

•	encourage high performance;

•	promote employee accountability; and

•	align employee incentives with the interests of stockholders.

The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the compensation committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. The Company strives to provide a total compensation package to senior management that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of the Company’s current stage of development, the Company has not used profitability or market value of our stock as a significant factor in review of executives’ performance and setting compensation. As such, the Company evaluates other indications of performance, such as progress of the Company’s research and development programs and corporate development activities, the Company’s success in recruiting and retaining highly qualified personnel and the Company’s success in securing capital sufficient to enable it to continue research and development activities. These considerations necessarily involve an assessment by the compensation committee of individual and corporate performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of similarly situated companies in the biopharmaceutical industry. Toward that end, the compensation committee may review both independent survey data, as well as data gathered internally, as described below in more detail.

Setting Executive Compensation

Given the foregoing objectives, the compensation committee has structured the Company’s annual and long-term executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving these goals.

The Company does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. The Company believes that information regarding pay practices at other companies is useful in two respects, however. First, the Company recognizes that our compensation practices must be competitive in the marketplace. Second, marketplace information is one of the many factors that the Company considers in assessing the reasonableness of compensation. Accordingly, even though the Company has not retained a compensation consultant to review its policies and procedures with respect to executive compensation, the Company does conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by 16 San Francisco bay area biotechnology companies considered “peers” of the Company conducted by an independent third party, Radford Surveys and Consulting, in which the Company participates. The Company benchmarks the base salaries of our executive officers against the compensation paid by biotechnology companies still in the pre-commercial stage of discovery. To remain consistent from year to year, the Company currently intends to use these same study groups (same industry, stage of development and geography) as part of the annual marketplace study. The specific companies included in these groups may change based on their size, relevance or other pertinent factors. In determining the compensation levels for each of our executive officers for fiscal year 2006, the specific companies included in the survey were Biomarin Pharmaceuticals Inc., Cell Genesys, Inc., Connetics Corporation, Corgentech, Inc., CV Therapeutics, Inc., Cytokinetics, Inc., Exelixis, Inc., Geron Corporation, Intermune, Inc., Kosan Biosciences Incorporated, Maxygen, Inc., Nuvelo, Inc., Renovis, Inc., Telik, Inc., Tercica, Inc. and Theravance, Inc.

Our compensation committee meets as often as necessary to perform its duties and responsibilities. The compensation committee held four meetings during fiscal 2006 and has held one meeting so far during fiscal 2007. Dr. Jaeger works with the Chief Executive Officer to establish the meeting agenda. The compensation committee typically meets with the Chief Executive Officer and, where appropriate, with the Company’s principal financial officer and with outside advisors. The compensation committee also regularly meet in executive session without management.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular compensation committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

The Company’s executive officers play a significant role in the compensation-setting process. The most significant aspects of the role of the Company’s executive officers are:

•	to evaluate employee performance, including the Chief Executive Officer’s evaluation of the performance of the other executive officers;

•	to establish business performance targets and objectives;

•	to recommend salary levels and equity compensation awards;

•	to provide background information regarding the Company’s strategic objectives; and

•	to propose compensation recommendations regarding the Company’s executive officers (other than for the Chief Executive Officer and, as applicable, the Chief Financial Officer).

Targeted Compensation Levels

Together with the performance objectives, the Company established targeted total compensation levels (i.e., maximum achievable compensation) for each of the executive officers. In making this determination, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in the study groups, and the relative compensation levels among the Company’s executive officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay

As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash bonuses for efforts towards and the achievement of Company goals and stock-based compensation whose value is dependent upon long-term appreciation in stock price.

The compensation committee receives and reviews materials in advance of each of its meetings. These materials include information that management believes will be helpful to the compensation committee as well as materials that members of the compensation committee have specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Company’s strategic objectives and budget for future periods;

•	reports on the Company’s five-year performance and current year performance versus a peer group of companies;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	estimated grant-date values of stock options (using the Black-Scholes valuation methodology); and

•

tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change-in-control of the Company.

Elements of Compensation

Executive compensation is comprised of the following four components:

•	base salaries competitive with comparable development-stage biopharmaceutical companies, including companies with which the Company competes for similar talented executives;

•

annual variable compensation or bonuses which are designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives and reward them for their impact on such achievement; and

•	long-term equity based incentives in the form of stock options, to align the interests of management and stockholders and reward management for performance which benefits our stockholders.

Executive compensation at the Company consists of following main elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the Company believes that base salaries of our executive officers should be in the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, this review occurred in the first quarter.

Discretionary Annual Bonus. The compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors determined year-by-year.

The amount of the discretionary annual bonus which each executive officer is eligible for the current fiscal year is generally reviewed and approved by the compensation committee in the first quarter of a given fiscal year. Our discretionary annual bonus is paid in cash in an amount reviewed and approved by the compensation committee and ordinarily is paid in a single installment in the first quarter following the completion of a given fiscal year. For fiscal years 2005 and 2006, each executive officer was eligible for a discretionary annual bonus up to an amount equal to 30% of such executive’s base salary. However, the compensation committee may increase or decrease the discretionary annual bonus paid to our executive officers and the compensation committee does not generally fix a maximum payout for any officers’ annual discretionary bonus. The actual amount of discretionary bonus, if any, will be determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of the fiscal year following the end of a given fiscal year. In March 2007, the compensation committee recommended and the Board approved the payment of discretionary annual bonuses for services rendered in fiscal year 2006 in the amounts shown below.

Name	Position(s)	Target Bonus Amount ($)		Amount of Bonus Awarded ($)
Harold E. Selick, Ph.D.	Chief Executive Officer and Director	150,000		100,000
Michael K. Brawer, M.D.	Interim Chief Medical Officer	81,250		50,000
Cathleen P. Davis	Vice President, Finance and Controller	N/A	(1)	50,000

(1)	Ms. Davis was promoted to become the Company’s Vice President, Finance and Controller in August 2006. The compensation committee did not set a target bonus amount for Ms. Davis.

Options. Our 2004 Amended and Restated Equity Incentive Plan authorizes us to grant options to purchase shares of our common stock to employees, directors and consultants. Our compensation committee is the administrator of the stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Such review is usually undertaken during the first quarter of each fiscal year. Periodic stock option grants are made to non-officer employees and consultants at the discretion of the Chief Executive Officer within grant limits approved by the Board. In 2006, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”. These grants included grants made on September 29, 2006, in connection with the Company’s stock option tender offer in order to carry out the repricing of options.

Employee Stock Purchase Plan. Our 2004 Employee Stock Purchase Plan, or the Purchase Plan, provides our employees, including our executive officers, with an opportunity to purchase our common stock through accumulated payroll deductions. Amounts deducted and accumulated for the participating employee’s account are used to purchase shares of our common stock on the last trading day of each purchase period at a price of 85% of the lower of the fair market values of the common stock at the beginning of the offering period and the end of the purchase period without interest. Participating employees may end their participation at any time during an offering period, and they will be paid their payroll deductions accumulated to that date. Participation ends automatically upon termination of employment and payroll deductions credited to the participating employee’s account are returned to such employee without interest. In fiscal year 2006, Dr. Selick purchased 4,411 shares under the Purchase Plan, Ms. Davis purchased 1,897 shares under the Purchase Plan, Ms. Swearson purchased 4,086 shares under the Purchase Plan and Dr. Colowick purchased 4,391 shares under the Purchase Plan.

Restricted Stock Grants. Our compensation committee has and may in the future elect to make grants of restricted stock to our executive officers. There were no grants of restricted stock to our executive officers in fiscal year 2006.

Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; provided, however, the compensation committee in its discretion may revise, amend or add to the executive officer’s benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. We currently have no plans to change (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) the levels of benefits and perquisites provided thereunder.

CEO Compensation

In fiscal 2006 and the first quarter of fiscal year 2007, we continued to apply the compensation principles described above in determining the compensation of our named executive officers, including our Chief Executive Officer. In the first quarter of fiscal year 2007, our decisions were also made in the context of the failure of the Company’s two Phase 3 clinical trials to achieve their primary endpoints and the uncertainties surrounding our remaining drug development efforts.

In March 2006, as part of the annual officers’ compensation review, Dr. Selick’s annualized base salary was increased from $400,000 to $500,000 in recognition of his performance as CEO, competitive market salary levels and the Company’s performance, and he received a bonus of $120,000 (or 30% of his base salary). In the March 2007 annual officers’ compensation review, Dr. Selick did not receive an increase in his annualized base salary, and received a bonus of $100,000 (or 20% of his base salary).

We believe that these decisions and compensation decisions regarding the other named executive officers are consistent with our core compensation principles.

Accounting and Tax Considerations

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. Under SFAS No. 123R, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Although the Company assessed the desirability of granting shares of restricted stock to the Company’s executive officers and employees in lieu of stock option grants in light of the accounting impact of SFAS No. 123R, the Company ultimately determined to retain its stock option granting program as the sole component of its long-term compensation program as that program helps to align management performance with stockholder goals. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is incurred based upon reasonable assumptions.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The compensation committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The compensation committee will continue to monitor the compensation levels potentially payable under the Company’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company’s compensation philosophy and its best interests. It is the current policy of the compensation committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.

Summary Compensation Table

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (a) the principal executive officer, (b) the principal financial officer, (c) all persons serving as principal financial officer during fiscal year 2006, (d) the Company’s most highly compensated executive officer serving as an executive officer at the end of fiscal year 2006, and (e) one additional individual who would have been among the Company’s three most highly compensated executive officers had they been serving in such capacity at the end of fiscal year 2006. Collectively, this group is referred to in this proxy statement as Named Executive Officers.

Name and Principal Position	Year(1)	Salary(2)($)		Bonus(3)($)		Option Awards(4)($)		All Other Compensation($)		Total($)
Harold E. Selick, Ph.D. Chief Executive Officer	2006	500,000		100,000	(5)	1,849,590	(6)	431	(7)	2,450,021
Michael K. Brawer, M.D. Interim Chief Medical Officer	2006	214,757		50,000	(8)	355,523	(9)	328	(10)	620,608
Cathleen P. Davis Vice President, Finance and Controller	2006	201,420		62,000	(11)	143,685	(12)	408	(13)	407,513
Michael S. Ostrach, J.D.* Former Chief Operating Officer, General Counsel and Chief Financial Officer	2006	309,896	*	—		401,074	(14)	30,021	(15)	740,991
Janet I. Swearson* Former Chief Financial Officer	2006	216,667	*	—		619,108	(16)	369,298	(17)	1,205,073
Alan B. Colowick, M.D.* M.P.H. Former Chief Medical Officer	2006	296,875	*	—		700,775	(18)	30,224	(19)	1,027,874

*	Mr. Ostrach, Ms. Swearson and Dr. Colowick each resigned as an executive officer of the Company during fiscal year 2006.
(1)	In accordance with the Securities and Exchange Commission transition rules, information is provided only for the most recently completed fiscal year.
(2)	Includes amounts deferred pursuant to the Company’s 401(k) plan.
(3)	The amounts in this column reflect the cash bonus awards to the named individual and are discussed in greater detail under the heading “Compensation Discussion and Analysis” beginning on page 13.
(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R, disregarding any forfeiture assumptions. See Note 9 of the notes to our financial statements in our Annual Report on Form 10-K filed on March 15, 2007 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards. Notwithstanding the foregoing, equity awards granted to consultants or that became vested during the period a current or former employee provided service to the Company as a consultant have been valued in accordance with EITF 98-16, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The value of option awards vesting in fiscal year 2006 is based upon the number of options granted and the fair market value of the option on the date of grant and can vary significantly by individual.
(5)	Represents the amount of a cash bonus to be paid to Dr. Selick in fiscal year 2007 for services rendered to the Company in fiscal year 2006.
(6)	In connection with the Company’s Option Exchange Program, on September 29, 2006, Dr. Selick was granted an option to purchase 150,000 shares of the Company’s common stock at a purchase price of $2.57 per share in exchange for an option previously granted to Dr. Selick to purchase 150,000 shares of the Company’s common stock at a purchase price of $14.51 per share. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.

(7)	Represents $431 in group term life insurance premiums paid by the Company on behalf of Dr. Selick for fiscal year 2006.
(8)	Represents the amount of a cash bonus to be paid to Dr. Brawer in fiscal year 2007 for services rendered to the Company in fiscal year 2006.
(9)	In connection with the Company’s Option Exchange Program, on September 29, 2006, Dr. Brawer was granted an option to purchase 10,000 shares of the Company’s common stock at a purchase price of $2.57 per share and an option to purchase 100,000 shares of the Company’s common stock at a purchase price of $2.57, respectively, in exchange for options previously granted to Dr. Brawer to purchase 10,000 shares of the Company’s common stock at a purchase price of $6.26 per share and an option to purchase 100,000 shares of the Company’s common stock at a purchase price of $14.51 per share. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.
(10)	Represents $328 in group term life insurance premiums paid by the Company on behalf of Dr. Brawer for fiscal year 2006.
(11)	Includes the payment of a $12,000 cash bonus in fiscal year 2006 for services rendered to the Company in fiscal year 2005, which was accrued in fiscal year 2005, and the payment of a $50,000 cash bonus to be paid to Ms. Davis in fiscal year 2007 for services rendered to the Company in fiscal year 2006.
(12)	In connection with the Company’s Option Exchange Program, on September 29, 2006, Ms. Davis was granted an option to purchase 40,000 shares of the Company’s common stock at a purchase price of $2.57 per share and an option to purchase 25,000 shares of the Company’s common stock at a purchase price of $2.57, respectively, in exchange for options previously granted to Ms. Davis to purchase 40,000 shares of the Company’s common stock at a purchase price of 12.45 per share and an option to purchase 25,000 shares of the Company’s common stock at a purchase price of $14.04 per share. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.
(13)	Represents $408 in group term life insurance premiums paid by the Company on behalf of Ms. Davis for fiscal year 2006.
(14)	In connection with the Company’s Option Exchange Program, on September 29, 2006, Mr. Ostrach was granted an option to purchase 250,000 shares of the Company’s common stock at a purchase price of $2.57 per share and an option to purchase 50,000 shares of the Company’s common stock at a purchase price of $2.57, respectively, in exchange for options previously granted to Mr. Ostrach to purchase 250,000 shares of the Company’s common stock at a purchase price of $12.45 per share and an option to purchase 50,000 shares of the Company’s common stock at a purchase price of $14.51 per share. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.
(15)	Includes the payment of accrued paid time off, or PTO, of $29,344 paid to Mr. Ostrach upon his departure from the Company on October 27, 2006 and $677 in group term life insurance premiums paid by the Company on behalf of Mr. Ostrach for fiscal year 2006. Mr. Ostrach received a cash bonus payment of $27,600 in fiscal year 2006 for services rendered to the Company in fiscal year 2005. The amount of this cash bonus payment was accrued in fiscal year 2005.
(16)	In connection with the Company’s Option Exchange Program, on September 29, 2006, Ms. Swearson, then a consultant to the Company, was granted an option to purchase 75,000 shares of the Company’s common stock at a purchase price of $2.57 per share in exchange for an option previously granted to Ms. Swearson to purchase 75,000 shares of the Company’s common stock at a purchase price of $14.51 per share. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.
(17)	Includes a severance payment of $325,000 and the payment of PTO of $43,750, paid to Ms. Swearson upon her departure from the Company on August 31, 2006 in accordance with a change of control and severance agreement by and between the Company and Ms. Swearson. Also includes $548 in group term life insurance premiums paid by the Company on behalf of Mr. Swearson and her dependents for fiscal year 2006. Ms. Swearson received a cash bonus payment of $98,500 in fiscal year 2006 for services rendered to the Company in fiscal year 2005. The amount of this cash bonus payment was accrued in fiscal year 2005.
(18)

In connection with the Company’s Option Exchange Program, on September 29, 2006, Dr. Colowick was granted an option to purchase 150,000 shares of the Company’s common stock at a purchase price of $2.57 per share in exchange for an option previously granted to Dr. Colowick to purchase 150,000 shares of the

Company’s common stock at a purchase price of $14.51 per share. Dr. Colowick resigned as the Company’s Chief Medical Officer prior to the commencement of vesting of such option. The Option Exchange Program is described in greater detail under the caption “Option Exchange Program” on page 22.

(19)	Includes the payment of accrued PTO of $28,631 and personal holiday hours of $1,442 paid to Dr. Colowick upon his departure from the Company on October 13, 2006. Also includes $150 in group term life insurance premiums paid by the Company on behalf of Dr. Colowick for fiscal year 2006. Dr. Colowick received a cash bonus payment of $90,000 in fiscal year 2006 for services rendered to the Company in fiscal year 2005. The amount of this cash bonus payment was accrued in fiscal year 2005.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal year 2006.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Target($)
Harold E. Selick, Ph.D.	3/14/2006 9/29/2006	(2)			150,000 150,000	(2) *	14.51 2.57	1,546,755 127,500	(2)
			150,000	(1)
Michael K. Brawer, M.D.	3/14/2006 9/28/2006 9/29/2006 9/29/2006	(2)			100,000 100,000 10,000 100,000	(2) * *	14.51 2.82 2.57 2.57	1,031,170 197,450 4,900 85,000	(2)
			97,500	(1)
Cathleen P. Davis	3/10/2006 9/28/2006 9/29/2006 9/29/2006	(2)			25,000 50,000 40,000 25,000	(2) * *	14.04 2.82 2.57 2.57	249,673 98,275 32,100 20,750	(2)

Michael S. Ostrach, J.D.**	3/14/2006 9/29/2006 9/29/2006	(2)			50,000 50,000 250,000	(2) * *	14.51 2.57 2.57	515,585 42,500 197,500	(2)
			112,500	(1)
Janet I. Swearson**	3/14/2006 9/29/2006	(2)			75,000 75,000	(2) *	14.51 2.57	773,378 32,250	(2)
			97,500	(1)
Alan B. Colowick, M.D., M.P.H.**	3/14/2006 9/29/2006 10/16/2006	(2) (3)			150,000 150,000 10,000	(2) * (3)	14.51 2.57 3.45	1,546,755 127,500 26,400	(2) (3)
			112,500	(1)

*	Denotes Replacement Options granted by the Company to the named executive officer pursuant to the Option Exchange Program completed in September 2006, which is described in greater detail below.
**	Indicates former executive officer.
(1)	For fiscal year 2006, each Named Executive Officer was eligible for a discretionary annual bonus up to an amount equal to 30% of such individual’s base salary. The amount of annual bonus actually awarded to each Named Executive Officer is set forth in the Summary Compensation Table above.
(2)	Options granted to Ms. Davis on March 10, 2006 and Drs. Selick, Brawer and Colowick, Mr. Ostrach and Ms. Swearson on March 14, 2006 were exchanged on September 29, 2006 pursuant to the Company’s Option Exchange Program, which is described in greater detail below.

(3)	Options granted to Dr. Colowick pursuant to an Advisory Board Agreement by and between the Company and Dr. Colowick dated October 14, 2006 and entered into following Dr. Colowick’s resignation as our Chief Medical Officer on October 13, 2006.

Option Exchange Program

In connection with the Company’s Option Exchange Program, eligible employees, executive officers and directors had the opportunity to make a one-time election to cancel certain outstanding grants of stock options, or Current Options, under our 2004 Amended and Restated Equity Incentive Plan, for an equal number of new unvested options to be granted under the Plan after the date of cancellation of the Current Options, or the Replacement Options. On September 26, 2006, the Company cancelled 2,172,000 options of 70 eligible employees, consultants and directors who elected to participate in the Option Exchange Program that had a weighted average exercise price of $12.37 and re-granted 2,172,000 options at an exercise price of $2.57, which was the Company’s closing price on September 29, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at the end of fiscal year 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#)	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)
	Exercisable	Unexercisable
Harold E. Selick, Ph.D.	2,067	25,497	2.57	3/13/2016
	9,182	113,254	2.57	3/13/2016
					142,313		526,588
					43,010		159,137

Michael K. Brawer, M.D.	5,061		0.16	3/31/2013
	3,921	2,151	0.53	5/11/2014
	3,921	2,151	0.53	12/13/2014
	6,250	93,750	2.82	9/27/2016
	10,000		2.57	5/18/2015
	5,621	94,379	2.57	3/13/2016

Cathleen P. Davis	3,125	46,875	2.82	9/27/2016
	3,758	36,242	2.57	9/13/2015
	1,874	23,126	2.57	3/9/2016

Michael S. Ostrach, J.D.*

Janet I. Swearson*	2,067	25,497	2.57	3/13/2016
	3,557	43,879	2.57	3/13/2016
					65,464	(2)	242,217

Alan B. Colowick, M.D., M.P.H.*	833	9,167	3.45	10/15/2016

*	Indicates former executive officer.
(1)	Calculated using the closing sales price of the Company’s common stock of $3.70 per share on the Nasdaq Global Market on December 29, 2006, the last trading day of fiscal year 2006. The actual value (if any) to be realized by the officer depends on whether the shares vest and on the future performance of our common stock.
(2)	Ms. Swearson’s service to the Company ended on December 31, 2006. These shares of Company Common Stock have been repurchased by the Company for their purchase price.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal year 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)($)
Harold E. Selick, Ph.D.	202,243	1,768,412
Michael K. Brawer, M.D.	—	—
Cathleen P. Davis	—	—
Michael S. Ostrach, J.D.*	—	—
Janet I. Swearson*	85,767	625,952
Alan B. Colowick, M.D., M.P.H.*	66,412	757,352

*	Indicates former executive officer.
(1)	Value realized is based on the fair market value of our common stock on the vesting date minus the applicable exercise price and does not necessarily reflect proceeds actually received by the officer.

Potential Payments Upon Termination or Change In Control

Change of Control Arrangements

In December 2004, the Company entered into change of control severance agreements with Dr. Selick, and in November 2006, the Company entered into a similar agreement with Dr. Brawer, and in April 2007, the Company entered into a similar agreement with each of Mr. Kaster and Ms. Davis. Each of these agreements provides that if such person’s employment is terminated by the Company without cause or is involuntarily terminated, then such person will be entitled to a severance payment consisting of 12 months base salary as in effect as of the date of termination. If such person’s employment is terminated without cause or involuntarily terminated within 18 months following a change of control, then such person will be entitled to the following severance benefits: 12 months base salary and any applicable allowances in effect as of the date of termination or, if greater, as in effect in the year in which the change of control occurs, immediate acceleration and vesting of all stock options granted prior to the change of control, the termination of the Company’s right to repurchase shares of restricted stock purchased prior to the change of control, extension of the exercise period for stock options granted prior to the change of control to two years following the date of termination and up to 12 months of health benefits.

Under his change of control and severance agreement with the Company, if Dr. Selick’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement, Dr. Selick would have been eligible to receive a lump sum payment $500,000 in severance in addition to being paid his accrued PTO. If Dr. Selick’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement, and such termination occurred within 18 months following a change of control of the Company, Dr. Selick would have been eligible to receive a lump sum payment of $500,000 in severance plus his accrued PTO, full acceleration of vesting of all stock options having a value of $842,114 as of December 31, 2006, based on the closing price of the Company’s common stock on the Nasdaq Global Market of $3.70 on December 29, 2006, the final trading day of fiscal year 2006, net of the applicable exercise price of such options, and approximately $21,313 of health benefits.

Under his change of control and severance agreement with the Company, if Dr. Brawer’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement, Dr. Brawer would have been eligible to receive a lump sum payment of $325,000 in severance in addition to being paid his accrued PTO. If Dr. Brawer’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement, and such termination occurred within 18 months following a change of control of the Company, Dr. Brawer would have been eligible to receive a lump sum payment of $325,000 in severance in addition to being paid his accrued PTO, full acceleration of vesting of all stock options having a value of $202,786 as of December 31, 2006, based on the closing price of the Company’s common stock on the Nasdaq Global Market of $3.70 on December 29, 2006, the final trading day of fiscal year 2006, net of the applicable exercise price of such options, and approximately $21,961 of health benefits.

Under his change of control and severance agreement with the Company, if Mr. Kaster’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement as of such date, Mr. Kaster would have been eligible to receive a lump sum payment of $175,000 in severance in addition to being paid his accrued PTO. If Mr. Kaster’s employment with the Company was terminated as of December 31, 2006 and he was entitled to receive the benefits set forth in his change of control agreement, and such termination occurred within 18 months following a change of control of the Company, Mr. Kaster would have been eligible to receive a lump sum payment of $175,000 in severance in addition to being paid his accrued PTO, full acceleration of vesting of all stock options having a value of $200,144 as of December 31, 2006, based on the closing price of the Company’s common stock on the Nasdaq Global Market of $3.70 on December 29, 2006, the final trading day of fiscal year 2006, net of the applicable exercise price of such options, and approximately $6,674 of health benefits. The above description assumes that Mr. Kaster was an executive officer of the Company as of December 31, 2006 and that Mr. Kaster and the Company had entered into the change of control and severance agreement on or prior to such date.

Under her change of control and severance agreement with the Company, if Ms. Davis’ employment with the Company was terminated as of December 31, 2006 and she was entitled to receive the benefits set forth in her change of control agreement as of such date, Ms. Davis would have been eligible to receive a lump sum payment of $210,000 in severance in addition to being paid her accrued PTO. If Ms. Davis’ employment with the Company was terminated as of December 31, 2006 and she was entitled to receive the benefits set forth in her change of control agreement, and such termination occurred within 18 months following a change of control of the Company, Ms. Davis would have been eligible to receive a lump sum payment of $210,000 in severance in addition to being paid her accrued PTO, full acceleration of vesting of all stock options having a value of $108,336 as of December 31, 2006, based on the closing price of the Company’s common stock on the Nasdaq Global Market of $3.70 on December 29, 2006, the final trading day of fiscal year 2006, net of the applicable exercise price of such options, and approximately $12,859 of health benefits. The above description assumes that Ms. Davis was an executive officer of the Company as of December 31, 2006 and that Ms. Davis and the Company had entered into the change of control and severance agreement on or prior to such date.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and certain of its officers. Such agreements require the Company, among other things, to indemnify its directors and officers, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Other Agreements

On August 31, 2006, Ms. Swearson ceased serving as our Chief Financial Officer, Vice President, Finance and Administration. On August 9, 2006, the Company entered into an agreement and general release with Ms. Swearson, pursuant to which Ms. Swearson agreed to provide consulting services to the Company from September 1, 2006 through December 31, 2006 and pursuant to which the Company and Ms. Swearson agreed to a general release of claims. During this period, Ms. Swearson’s unvested stock options continued to vest and the right of repurchase by the Company with respect to certain shares of the Company’s common stock held by Ms. Swearson continued to lapse, in accordance with their respective terms. In addition, the Company paid the applicable premiums for Ms. Swearson and her eligible dependents’ health benefits through December 31, 2006. No other consideration was provided to Ms. Swearson for her consulting services. Pursuant to the terms of the change of control severance agreement by and between the Company and Ms. Swearson, the Company paid Ms. Swearson a severance payment in the amount of $325,000 in a lump sum, which was equivalent to 12 months of Ms. Swearson’s regular pay, less applicable withholding taxes.

On October 13, 2006, Dr. Colowick resigned as our Chief Medical Officer. On October 14, 2006, the Company entered into an advisory board agreement, with Dr. Colowick, pursuant to which Dr. Colowick provided consulting services to the Company from October 14, 2006 through January 14, 2007 and served as a member of the Company’s advisory board. Effective November 1, 2006, Dr. Colowick became a member of the advisory board and received $2,500 as compensation in the form of a retainer and was granted an option to purchase 10,000 shares of the Company’s common stock at a purchase price of $3.45 per share, which option vested equally over a two-year period beginning November 14, 2006. In addition, the advisory board agreement provided that the amount due to Dr. Colowick in respect of shares of the Company’s common stock which the Company had the right to repurchase would be used to offset the amount of Dr. Colowick’s sign-on bonus owed to the Company. As a result, the Company and Dr. Colowick agreed that approximately $12,958 was owed by Dr. Colowick to the Company, which amount was be deducted from any fees earned by Dr. Colowick pursuant to the advisory board agreement. Pursuant to the advisory board agreement, Dr. Colowick also agreed, among other things, to not engage in any business activity competitive with that of the Company during the term of the advisory board agreement and for a period of one year thereafter. On March 8, 2007, the Company notified Dr. Colowick that it was terminating the advisory board agreement effective 30 days from the date of such notice.

On August 8, 2006, the Company entered into an offer letter with Ms. Davis outlining the terms of her employment and the elements of her compensation. This offer letter provides for employment at will.

Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006:

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,074,801	$2.60	2,853,712
Equity compensation plans not approved by stockholders	—	—	—

Total	2,074,801	$2.60	2,853,712	(1)(2)

(1)	Includes 922,377 shares of common stock issuable under our 2004 Employee Stock Purchase Plan.
(2)	On January 1, 2006, and annually thereafter, the authorized shares for the 2004 Equity Incentive Plan will automatically be increased by a number of shares equal to the lesser of:
•	5% of the number of the Company’s shares issued and outstanding prior to the preceding December 31;
•	1,214,402 shares; or
•	an amount determined by the Board.

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $30,000. In addition, the chair of the audit committee receives an annual cash retainer of $16,000 and the chairs of the nominating committee and the compensation committee each receive an annual retainer of $14,000. Each other member of the audit committee, the nominating committee and the compensation committee receives an annual cash retainer of $10,000. All of the Company’s directors are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

All non-employee directors receive automatic stock option grants under the Company’s 2004 Amended and Restated Equity Incentive Plan. In May 2006, each non-employee director received an automatic grant of an option to purchase 15,000 shares of the Company’s common stock. In addition, all directors participated in the Company’s Option Exchange Program completed in September 2006. In connection with the Option Exchange Program, eligible employees, executive officers and directors had the opportunity to make a one-time election to cancel certain outstanding grants of stock options, or Current Options, under our 2004 Amended and Restated Equity Incentive Plan, or the Plan, for an equal number of new unvested options to be granted under the Plan after the date of cancellation of the Current Options, or the Replacement Options. The number of options exchanged by each director pursuant to the Option Exchange Program is set forth below in the Director Summary Compensation Table.

All employee directors who are not 5% owners of the Company’s common stock are also eligible to participate in the Company’s 2004 Employee Stock Purchase Plan. In 2006, Dr. Selick purchased 5,000 shares of the Company’s common stock under the 2004 Employee Stock Purchase Plan.

Director Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2006, other than a director who also served as a Named Executive Officer.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)		Total($)
Bruce C. Cozadd	40,000	109,272	(2)	149,272
Patrick G. Enright*	56,000	53,334	(3)	109,334
George G.C. Parker, Ph.D.	40,000	180,837	(4)	220,837
Michael F. Powell, Ph.D.	50,000	53,334	(5)	103,334
William A. Halter	44,000	180,837	(6)	224,837
Wilfred E. Jaeger, M.D.	54,000	53,334	(7)	107,334
George F. Tidmarsh, M.D.**	7,500	—	(8)	7,500

*	Mr. Enright resigned as a member of the Board on April 2, 2007.
**	Dr. Tidmarsh resigned as a member of the Board on March 31, 2006.
(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R. See Note 9 of the notes to our financial statements in our Annual Report on Form 10-K filed on March 15, 2007 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.
(2)	Mr. Cozadd exchanged an option to purchase 30,000 shares of the Company’s common stock having an exercise price of $14.93 per share for an option to purchase 30,000 shares of the Company’s common stock having an exercise price of $2.57 per share on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Mr. Cozadd held options to purchase a total of 30,000 shares of the Company’s common stock.
(3)

Mr. Enright exchanged an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $6.26 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $4.13 per share for an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share for an option, respectively on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Mr. Enright held options to purchase a total of 30,000 shares of the Company’s common stock.

(4)	Dr. Parker exchanged an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $6.26 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $4.13 per share for an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share for an option, respectively, on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Dr. Parker held options to purchase a total of 66,432 shares of the Company’s common stock.
(5)	Dr. Powell exchanged an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $6.26 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $4.13 per share for an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share for an option, respectively, on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Dr. Powell held options to purchase a total of 30,000 shares of the Company’s common stock.
(6)	Mr. Halter exchanged an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $6.26 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $4.13 per share for an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share for an option, respectively, on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Mr. Halter held options to purchase a total of 66,432 shares of the Company’s common stock.
(7)	Dr. Jaeger exchanged an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $6.26 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $4.13 per share for an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share and an option to purchase 15,000 shares of the Company’s common stock having an exercise price of $2.57 per share for an option, respectively, on September 29, 2006 as part of the Company’s Option Exchange Program. As of December 31, 2006, Dr. Jaeger held options to purchase a total of 30,000 shares of the Company’s common stock.
(8)	Dr. Tidmarsh does not hold any options to purchase shares of the Company’s common stock.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee reviewed and discussed with the management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Dr. Wilfred E. Jaeger (chair)

Mr. Bruce C. Cozadd

Dr. George G. C. Parker

The compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act 0f 1934, and shall not otherwise be deemed filed under these acts.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board (which charter is available at www.thresholdpharm.com), the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the audit committee include appointing and providing for the compensation of the independent registered public accounting firm. Each member of the audit committee meets the independence requirements of the Nasdaq Global Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the audit committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, discussed with the auditors their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence; and

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mr. David R. Hoffmann (chair)*

Dr. Wilfred E. Jaeger

Dr. Michael F. Powell

*Note: Mr. Hoffmann was appointed to the Audit Committee in April 2007 and did not participate in Audit Committee functions for fiscal year 2006. Mr. Enright also served as a member of our Audit Committee until his resignation from the Board in April 2007.

The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act 0f 1934, and shall not otherwise be deemed filed under these acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Auditor’s Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005.

	2006	2005
Audit Fees(1)	$475,326	$487,265
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All other Fees(4)	2,437	2,474

Total	$477,763	$489,739

The audit committee has delegated to the chair of the audit committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and associated fees, provided that the chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, Sarbanes-Oxley Section 404 attestation, and review of the Company’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consist primarily of accounting consultations, employee benefit plan audits and other attestation services. For fiscal years 2006 and 2005, respectively, no fees were paid to PricewaterhouseCoopers LLP for accounting consultations, employee benefit plan audits and other attestation services.
(3)	For fiscal years 2006 and 2005, respectively, no fees were paid to PricewaterhouseCoopers LLP for tax advice or tax return preparation services.
(4)	All other fees consisted of a subscription fee for an online accounting research tool.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of three Class III directors to serve for a three-year term until the annual meeting of stockholders in 2010 and until their successors are elected and qualified. The Board has unanimously nominated Mr. Bruce C. Cozadd, Mr. David R. Hoffmann and Dr. George G.C. Parker upon the recommendation of the nominating committee, for election to the Board as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If any of either Mr. Bruce C. Cozadd, Mr. David R. Hoffmann or Dr. George G.C. Parker becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. The Class III Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board recommends a vote “FOR” the election of Mr. Bruce C. Cozadd, Mr. David R. Hoffmann and Dr. George G.C. Parker as Class III directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Mr. Bruce C. Cozadd, Mr. David R. Hoffmann and Dr. George G.C. Parker.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. A stockholder may request the Company deliver a separate copy of either document by writing to the Secretary, Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063 or by phoning the Company at (650) 474-8200 and asking for Investor Relations. In the event a stockholder wants to receive separate copies of the annual report and proxy statement in the future, or a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

FORM 10-K

The Company will mail without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 including the financial statements, schedules and a list of exhibits. Requests should be sent to: Secretary, Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company no earlier than November 18, 2007, or 150 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting, and not later than December 18, 2007, or 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than or 150 days prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board for the Annual Meeting must submit such proposals so as to be received by the Company at 1300 Seaport Boulevard, Redwood City, California 94063, on or before December 18, 2007. In addition, if the Company is not notified by December 18, 2007 of a proposal to be brought before the 2008 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors

Dr. Harold E. Selick

Chief Executive Officer

Redwood City, California

April 16, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

THRESHOLD PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2007

The undersigned hereby appoints Dr. Harold E. Selick and Ms. Cathleen P. Davis or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Threshold Pharmaceuticals, Inc., or the Company, to be held on May 16, 2007 at 12:00 p.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

The Board recommends that you vote FOR the proposals listed on the reverse. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Threshold Pharmaceuticals, Inc. account online.

Access your Threshold Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Threshold Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status

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Obtain a duplicate 1099 tax form

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TOLL FREE NUMBER: 1-800-370-1163

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect Bruce C. Cozadd, David R. Hoffmann and George G.C. Parker as Class III directors, to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified, the nominees listed below:

FOR All nominees listed (except as indicated below)

WITHHOLD AUTHORITY

to vote

(as to all nominees)

01 Bruce C. Cozadd

02 David R. Hoffmann

03 George G.C. Parker

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

FOR AGAINST ABSTAIN

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2007.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature Signature Date , 2007

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/thld

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.